Exhibit 99.1

For Immediate Release

Contact:	Craig Tooman
EVP, Finance and Chief
Financial Officer
908-541-8777
ENZON TO ELIMINATE ITS REMAINING 2008 CONVERTIBLE DEBT
—Company monetizes a portion of its PEG-INTRON royalty stream for $92.5MM—
BRIDGEWATER, NJ — August 20, 2007 — Enzon Pharmaceuticals, Inc. (Nasdaq: ENZN) today announced the sale of a 25% interest in its royalty from PEG-INTRON®, marketed by Schering-Plough Corporation for $92.5 million to Drug Royalty Corporation, Inc. (DRC). Enzon is also entitled to receive an additional one-time milestone payment of $15 million in 2012 should certain royalty recognition levels be met for PEG-INTRON. A portion of the proceeds will be used for retirement in full of Enzon’s outstanding 4.5% Convertible Notes due 2008. Enzon will retain a 75% interest in the PEG-INTRON royalty, as well as 100% of their other current royalties and any new royalties the company receives.
To date, Enzon has already reduced the outstanding amount of its 2008 convertible debt to $81.9 million through a series of successful open market repurchases at a discount to par.
“Today’s announcement is a result of a thorough and comprehensive evaluation of our options to extinguish our debt due in 2008,” said Jeffrey H. Buchalter, chairman and chief executive officer of Enzon. “This transaction now fully removes any risk associated with repayment of the 2008 convertible note, and allows Enzon to continue to focus on its goal of building an innovative oncology company.”
Currently, Enzon earns royalties on three marketed products that are successfully utilizing Enzon’s proprietary PEGylation platform, namely PEG-INTRON, Pegasys, and Macugen.
PEG-INTRON is a PEG-enhanced version of Schering-Plough’s alpha interferon product, INTRON® A, which is used both as a monotherapy and in combination with REBETOL® (ribavirin) capsules for the treatment of chronic hepatitis C. Under our license agreement with Schering-Plough, Schering-Plough holds an exclusive worldwide license to PEG-INTRON, and Enzon receives royalties on worldwide sales of PEG-INTRON. Schering-Plough is responsible for all manufacturing, marketing, and development activities for PEG-INTRON. Enzon designed PEG-INTRON to allow for less frequent dosing and to yield greater efficacy, as compared to INTRON A. PEG-INTRON is marketed worldwide by Schering-Plough and its affiliates.

About Enzon
Enzon Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to the development, manufacturing, commercialization of important medicines for patients with cancer and other life-threatening conditions. Enzon has a portfolio of four marketed products, Oncaspar®, DepoCyt®, Abelcet® and Adagen®. The Company’s drug development programs utilize several cutting-edge approaches, including its industry-leading PEGylation technology platform used to create product candidates with benefits such as reduced dosing frequency and less toxicity. Enzon’s PEGylation technology was used to develop two of its products, Oncaspar and Adagen, and has created a royalty revenue stream from licensing partnerships for other products developed using the technology. Enzon also engages in contract manufacturing for several pharmaceutical companies to broaden the Company’s revenue base. Further information about Enzon and this press release can be found on the Company’s web site at www.enzon.com.
About Drug Royalty Corporation, Inc. (DRC)
Drug Royalty Corporation (“DRC”) is a privately held investment management company, focused on the healthcare industry, with over $1 billion under management. DRC currently manages two funds: the Royalty Monetization Fund and the Structured Finance Fund.
Its Royalty Monetization Fund acquires existing royalty streams at competitive rates from companies, institutions and inventors. DRC is a leader in monetizing royalties, having acquired over $750 million in royalty-based cash flows on commercialized products. Its Structured Finance Fund will soon close with approximately $300 million in committed capital. This Fund provides predominantly non-dilutive financing for product acquisitions and launches, M & A, in-licensing, sales force expansion and general working capital purposes to companies within the healthcare industry. The Fund invests in cash flow monetization structures which can include debt and equity components, custom tailored to fit the needs of clients.
Forward Looking Statements
There are forward-looking statements contained herein, which can be identified by the use of forward-looking terminology such as the words “believes,” “expects,” “may,” “will,” “should”, “potential,” “anticipates,” “plans” or “intends” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements. Such factors include, but are not limited to the timing, success and cost of clinical studies; the ability to obtain regulatory approval of products, market acceptance of, and continuing demand for, Enzon’s products and the impact of competitive products and pricing. A more detailed discussion of these and other factors that could affect results is contained in our filings with the U.S. Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2006 and our quarterly reports on Form 10-Q. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the future results covered by the forward-looking statements will be achieved. All information in this press release is as of the date of this press release and Enzon does not intend to update this information.
685 Route 202/206
Phone: (908) 541-8600 Fax: (908) 575-9457
http://www.enzon.com